                      AMERICAN BUSINESS FINANCIAL SERVICES
             FILES FORM 8-K WITH SECURITIES AND EXCHANGE COMMISSION.

Bala Cynwyd, PA - September 27, 2000 - American Business Financial Services, Inc., (NASDAQ: ABFI) a diversified financial services company operating throughout the United States, today announced that it will be filing its Form 10-K and reporting fiscal 2000 earnings within 15 days of September 28, 2000 as provided by the Securities and Exchange Commission's rules. The delay in filing the Form 10-K is the result of the Company being unable to obtain the information necessary to complete the evaluation of the carrying value of certain assets at this time. The Company anticipates recording a write-down of its interest-only strips as a result of a contemplated change in the discount rate used to value the interest-only strips. The adjustment to the carrying value of the interest-only strips will be recorded as an expense and the Company will have a loss for the fourth quarter of fiscal 2000.

ABFI believes that this valuation adjustment will allow it to realize higher accretion income in the future. The decision to use a higher discount rate was made in light of a period of sustained higher interest rates and other external forces and not because of any deterioration in the asset quality of the loan-servicing portfolio.

The Company expects to report the impact of the adjustment along with complete financial reporting for fiscal 2000 on or before October 13, 2000. The Company also filed a Form 8-K regarding this matter with the SEC.

About American Business Financial Services, Inc.: American Business Financial Services, Inc. is a diversified financial services company which provides business loans and first and second home equity mortgage loans. The Company offers its products and services to consumers and businesses nationwide.

For further information contact Albert W. Mandia, Executive Vice President and CFO, 610-617-4939, Keith Bratz, VP-Corporate Communications, 610-617-7475, or David R. Evanson, Gregory FCA Communications, 610-649-3604.

                                      # # #

Certain statements contained in this press release which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause American Business Financial Services and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, future residential real estate values, regulatory changes (legislative and otherwise) affecting the real estate market and mortgage lending activities, competition, demand for ABFI's and its subsidiaries' services, availability of funding, loan payment rates, delinquency and default rates, changes in factors influencing the loan securitization market and other risks identified in American Business Financial Services, Inc.'s Securities and Exchange Commission filings.